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                                                                     EXHIBIT 5.1





                                 [Letterhead of]

                             CRAVATH, SWAINE & MOORE





                                                              September 19, 1996


                       Registration Statement on Form S-4


Ladies and Gentlemen:

               We have acted as counsel for Bristol-Myers Squibb Company, a Delaware corporation (the "Company"), in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Act"), of up to 1,039,526 shares of its common stock, par value $.10 per share, together with the associated rights pursuant to the Rights Agreement dated as of December 4, 1987, as amended on July 26, 1989, between the Company and The Chase Manhattan Bank, as Rights Agent (collectively "Common Stock"), being registered under a registration statement on Form S-4, file no. 333-09519 (the "Registration Statement"), to which this opinion is being filed as an exhibit. Such shares of Common Stock are proposed to be issued pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of August 2, 1996, among the Company, OTN Acquisition Sub Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("BMS Sub"), and Axion Inc., a Delaware corporation, which is included as Appendix A to the Proxy Statement/Prospectus that is a part of the Registration Statement.

               We have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and instruments relating to the Company as we have deemed relevant and necessary to the opinion hereinafter set forth. In such examination, we have assumed the genuineness and authenticity of all documents examined by us and all signatures thereon, the legal capacity of all











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originals of all copies of documents submitted to us and the truth and correctness of any representations and warranties contained therein.

               Based upon the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that, when (i) the Registration Statement has become effective under the Act and (ii) the shares of Common Stock are issued in the manner referred to in the Registration Statement, then the shares of Common Stock will be duly authorized, validly issued, fully paid and nonassessable.

               We are admitted to practice only in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

               We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Validity of BMS Shares" in the Registration Statement.


                                                 Very truly yours,



                                                 /S/ Cravath, Swaine & Moore

Bristol-Myers Squibb Company
     345 Park Avenue
         New York, NY 10154-0037







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